Exhibit 10.16

Market Management Contract

Contract No.:

Parties involved:

Party A: Zibo Luzhong Furniture City Co., Ltd.

Party B: Zibo Fushengxiang Trading Co., Ltd.

Party C: Zibo Lunsheng Commerce and Trade Co., Ltd.

To standardize management practices and enhance market competitiveness, the three parties, A, B, and C, have agreed to sign the following contract:

Article 1. Party C accepts the services and management provided by Party A and Party B. Party C shall provide Party A and Party B with a copy of their personal ID and two 1-inch bareheaded photos as requested. If a legal entity is leasing, it must provide the legal representative's identity certificate, a power of attorney, and other relevant documents. Before signing this contract, Party C shall show Party A and Party B copies of the manufacturer's business license, registered trademark certificate, brand authorization letter, product quality certificate, green environmental protection certificate, and other relevant certificates or documents.

Article 2. Party C's business premises are located on the first floor, covering 267 square meters, to be used for operating Siemens brands of furniture.

To ensure good commercial reputation of the mall and create a good operating environment for all businesses, Party A has the right to inspect the goods displayed or sold by Party C. If any counterfeiting or substitution of defective goods is found, Party A has the right to terminate this contract. All resulting adverse legal consequences and economic losses shall be solely borne by Party C.

Article 3. If Party C needs to renovate, the renovation period shall be from          to         . All costs shall be borne by Party C. The lease period runs from November 16, 2025, to August 15, 2028. Upon lease expiry, if Party C wishes to continue operating, it shall notify Party A in writing one month in advance. The three parties shall negotiate the renewal terms and sign a new contract.

Article 4. Party C shall pay a management service fee of RMB 90 per square meter per month based on the business area. This includes paying RMB 70 per square meter per month to Party A as a management fee, and RMB 20 per square meter per month to Party B as a service fee. A performance bond of RMB 25,000 shall be collected by Party A.

Article 5. Payment Method:

1.	The management service fee shall be paid before operating, once every three months.

2.

Party C shall pay the next installment of the management service fee before the end of each three-month period. The specific payment deadline is the               day of the month when payment is due. If Party C defaults on the management service fee, a penalty of 0.5% of the quarterly management service fee shall be paid daily. If the default exceeds ten days, Party A and Party B have the right to unilaterally terminate the contract or demand full payment of the management service fee for the remaining term. Party C's performance bond will not be refunded.

If Party C fails to pay the management service fee on time as agreed, it must pay the overdue amount to Party A and Party B and compensate for all losses incurred.

If Party C fails to pay the overdue management service fee or fails to compensate Party A for losses, Party A and Party B have the right to deduct the corresponding amount from Party C's operating funds or retain property of equivalent value left by Party C at the business premises.

3.	After the contract expires, if Party C has not breached the agreement, the performance bond shall be converted into a product quality guarantee deposit (minimum deposit is RMB 5,000; if the performance bond is insufficient, it shall be topped up to RMB 5,000). Party C shall fulfill its "three guarantees" obligations according to relevant laws and regulations. The quality guarantee deposit will be refunded after two years.

Article 6. Under normal use of the business premises during the contract term, if there is a roof leak or a malfunction in public passage lighting, etc., Party B shall be responsible for repairs within three days (special circumstances shall be handled through negotiation among the three parties).

Article 7. Party A guarantees the normal operation of water, electricity, and heating during Party C's business period and ensures compliance with national fire safety requirements for common areas. Party A shall bear the costs of water and electricity for common areas, but Party C shall bear (its share of) water, electricity, heating, and other related costs within its leased area. It is strictly forbidden to install unauthorized electrical wiring or power sources, or to damage the original building and indoor/outdoor facilities. If damage or loss occurs, Party C shall repair or compensate at full cost. During the contract term, if Party C needs to renovate the business premises, it must obtain Party A's written consent. Renovation costs shall be borne by Party C.

Party B is primarily responsible for the maintenance and repair of mall facilities and equipment, parking lot management services, cleaning, security services, etc.

Article 8. After moving in, any modifications to the existing decoration by Party C require Party A's consent. Upon contract expiry, the decoration and renovation done by Party C shall belong to Party A. If Party C breaches the contract by withdrawing from the premises within six months after completing decoration/renovation, Party C shall pay Party A and Party B the management service fees for the renovation period as stipulated in Article 3 that were not paid.

Article 9. During its operation, Party C must comply with all of Party A's management rules and regulations. Party C shall not sublet, transfer, or change the use of the premises without authorization, nor engage in illegal activities, dishonest business practices, or unfair competition. Any violation constitutes a breach of contract. The paid performance bond will not be refunded, and Party C shall bear all resulting consequences and losses.

Article 10. To maintain market order and a good business environment, the mall implements clear pricing and prohibits unfair competition and activities harming consumer rights. If promotional activities or manufacturer discounts/sales are planned for holidays, Party C must submit a written application for approval before implementation. Otherwise, Party A has the right to terminate the contract.

Article 11. During the contract term, Party C shall not terminate the contract without Party A's consent. If termination is necessary, Party C must notify Party A in writing two months in advance, obtain Party A's consent, pay a penalty of RMB 30,000 to Party A, and then may terminate the contract early. Party C shall withdraw within the specified time. The paid performance bond will then be converted into a quality guarantee deposit. Debts and credits arising from operations shall be the responsibility of Party C. The warranty period is two years. After the warranty period expires, if no quality issues arise with the goods sold by Party C, Party A shall refund the quality guarantee deposit in full. During the warranty period, if there are customer complaints, Party A will deduct the corresponding repair costs from the quality guarantee deposit. Any shortfall shall be compensated by Party C.

Article 12. If, during the lease term, government requisition, demolition, or Party A's unified renovation/remodeling makes contract performance impossible, Party A, B, and C shall notify Party C one month before the contract termination date is confirmed. The performance bond shall be converted into a quality guarantee deposit. No other compensation will be paid. The management service fee will be calculated based on the actual occupation time, and any overpayment will be refunded to Party C.

Article 13. If Party C wishes to advertise during the operation period, it shall notify Party A and strictly follow the mall's "Advertising Management System". Violations will result in penalties imposed by Party A.

Article 14. Party A has the right to uniformly manage the salespersons employed by Party C. If a salesperson violates mall regulations and continues to do so after education, Party A has the right to unilaterally dismiss that salesperson.

Article 15. Party C shall strictly abide by relevant laws, regulations, and the various management rules established by Party A, B, and C. Any violation shall result in Party C compensating for all resulting losses. Both Party A and Party B have the right to terminate the contract.

Article 16. Neither party shall be held liable if the contract cannot be performed due to force majeure.

Article 17. Other matters agreed upon by the parties: ____________________________.

Article 18. After this contract terminates, Party C shall return the premises to Party A. If Party C fails to withdraw by the deadline, Party A has the unilateral right to dispose of any remaining items on the premises. If Party C forcibly occupies the premises and refuses to vacate, Party A has the right to forcibly evict them. Party C shall pay Party A a penalty of RMB 9 per square meter per day for the duration of the unauthorized occupation.

Article 19. Matters not covered in this contract shall be resolved through separate negotiation by the three parties. Disputes arising from contract performance that cannot be resolved through negotiation shall fall under the jurisdiction of the People's Court where Party A is located.

This contract takes effect upon signing and sealing by the three parties.

This contract is executed in multiple copies, with Party A, Party B, and Party C each holding one copy.

Party A: /seal/ Zibo Luzhong Furniture City Co., Ltd.

Agent:  /s/

Contact Phone:

Party B: /seal/ Zibo Fushengxiang Trading Co., Ltd.

Agent:  /s/

Party C: /seal/ Zibo Lunsheng Trading Co., Ltd.

Agent: /s/

Agent ID Card No.:

Contact Phone:

Date: 2025.10.25